EXHIBIT 99.1

Xenith Bankshares, Inc. Reports Second Quarter and First Half 2017 Results

RICHMOND, Va., July 26, 2017 (GLOBE NEWSWIRE) -- Xenith Bankshares, Inc. (Nasdaq:XBKS), parent company of Xenith Bank, announced financial results for the three and six months ended June 30, 2017.

The company reported net income of $6.268 million, or $0.27 per diluted share, for the second quarter of 2017. Results for the second quarter of 2017 included costs of $1.715 million ($.041 per diluted share) incurred in connection with the previously-announced proposed merger with Union Bankshares Corporation (Union). The company reported $11.931 million of net income, or $0.51 per diluted share, for the six months ended June 30, 2017. Results for the six months ended June 30, 2017 included merger-related costs of $1.965 million ($.051 per diluted share).

Results for the three- and six-month periods ended June 30, 2016 solely reflect the operations of the company prior to the merger with legacy Xenith Bankshares, Inc. (legacy Xenith Bankshares), which was effective on July 29, 2016, and thus are not comparable to the same periods in 2017. The company exited the mortgage banking business beginning in the fourth quarter of 2016, and as such, the results of the mortgage banking business are reported as discontinued operations. The following discussion relates to continuing operations only.

T. Gaylon Layfield, III, Chief Executive Officer, commented: “The big news in the second quarter was the decision to join forces with Union, which I address toward the end of this release. The last 18 months have been a time of great change for Xenith. Significant progress has been made on many fronts since combining the operations of the company and legacy Xenith Bankshares. Net interest margin expansion, improved credit quality, and a reduction of operating costs have improved our overall performance sharply, which is reflected in our results. Solid core deposit growth combined with holding overall deposit costs steady has been an area of focus and I am pleased with the results. Core net loan growth has not met expectations this quarter or for the first half of the year, despite nearly $300 million of new loans outstanding year-to-date. I attribute this to a number of factors, including:  some large loan pay-offs; an especially close focus on our existing client base during our system conversion in November 2016 at the expense of new business generation by our relationship managers; and the general industry pattern of softening loan demand. Despite these challenges, our core loan portfolio is about even with 2016 year-end and our backlog looks solid in both commercial real estate (CRE) and commercial and industrial (C&I) loan sectors. Our marine lending business continues to grow nicely. Through our system conversion, we retained virtually all of our client base and our focus has shifted back to the traditional mix of servicing existing relationships and developing new ones. As a result, I expect net loan growth to pick up in the second half of 2017.”

Second Quarter and First Half 2017 Highlights

  Income before income tax was $9.092 million for the three months ended June 30, 2017 compared to $8.443 million for the three months ended March 31, 2017. Income before income tax for the periods ended June 30, 2017 and March 31, 2017 included $1.715 million and $250 thousand, respectively, of merger-related costs.
  Income before income tax for the six months ended June 30, 2017 was $17.535 million, which included $1.965 million of merger-related costs.
  Net interest income was $24.710 million for the three months ended June 30, 2017 compared to $24.851 million for the three months ended March 31, 2017. Accretion of acquired loan discounts for the three months ended June 30, 2017 and March 31, 2017 was $1.021 million and $1.015 million, respectively.
  The company’s efficiency ratio for the second quarter of 2017 was 68% (62%1 excluding merger-related costs) and 70% (69%1 excluding merger-related costs) for the first quarter of 2017.
  Gross loans were $2.371 billion at June 30, 2017 compared to $2.464 billion at December 31, 2016, a decrease of approximately $93 million, primarily due to the decline in balances from mortgage warehouse lending programs through participation arrangements, the sale of approximately $20 million in loans from the company’s guaranteed student loan portfolio, and the amortization of residential real estate loans.
  Average interest-earning assets for the six months ended June 30, 2017 were $2.868 billion. Total assets were $3.176 billion at June 30, 2017 compared to $3.267 billion at December 31, 2016.
  Average interest-bearing liabilities for the six months ended June 30, 2017 were $ 2.213 billion. Total deposits were $2.639 billion at June 30, 2017 compared to $2.572 billion at December 31, 2016.
  Asset quality and coverage for loan losses at June 30, 2017 resulted in ratios of nonperforming assets to total assets of 0.90% and nonperforming loans to gross loans of 0.99%. As of June 30, 2017, the allowance for loan losses to nonaccrual loans ratio was 72%.
  Net charge-offs as a percentage of average loans were 0.21% for the six months ended June 30, 2017.
  The company’s capital strength was reflected in ratios that were well above regulatory standards for "well-capitalized" bank holding companies, with a common equity Tier 1 capital ratio of 13.04%, a Tier 1 leverage ratio of 11.78%, a Tier 1 risk-based capital ratio of 13.14%, and a total risk-based capital ratio of 14.07% at June 30, 2017. Xenith Bank had a common equity Tier 1 capital ratio of 12.19%, a Tier 1 leverage ratio of 10.91%, a Tier 1 risk-based capital ratio of 12.19%, and a total risk-based capital ratio of 12.82% at June 30, 2017.

Operating Results

Second Quarter 2017 compared to First Quarter 2017

Total interest income for the three months ended June 30, 2017 and March 31, 2017 was $29.586 million and $29.663 million, respectively. Average interest-earning assets were $2.834 billion for the second quarter of 2017 compared to $2.901 billion for the first quarter of 2017. Asset yields were 4.21% for the second quarter of 2017 compared to asset yields of 4.17% for the first quarter of 2017.

Total interest expense for the three months ended June 30, 2017 and March 31, 2017 was $4.876 million and $4.812 million, respectively, and the cost of liabilities for the second quarter and first quarter of 2017 was 0.90% and 0.86%, respectively.

Net interest margin was 3.52% for the second quarter of 2017 compared to 3.49% for the first quarter of 2017. Net interest margin excluding accretion of acquired loan discounts was 3.37% for the second quarter of 2017 compared to 3.35 % for the first quarter of 2017.

Net interest income after provision for loan losses was $24.710 million for the three months ended June 30, 2017 compared to $24.842 million for the three months ended March 31, 2017. There was no provision for loan loss in the second quarter of 2017, and the amount of the provision for loan loss was negligible in the first quarter of 2017.

Total noninterest income was $3.820 million for the second quarter of 2017 compared to $3.132 million for the first quarter of 2017. Noninterest income for the second quarter of 2017 primarily reflected an increase in interest rate swap fee income of $594 thousand.

Total noninterest expense for the second quarter of 2017 was $19.438 million, which included $1.715 in merger-related costs, compared to $19.531 million for the first quarter of 2017, which included $250 thousand in merger-related costs.

Net income from continuing operations was $6.252 million, or $0.27 per diluted share, for the second quarter of 2017 compared to net income from continuing operations of $5.739 million, or $0.25 per diluted share, for the first quarter of 2017.

Balance Sheet

Loans after allowance for loan losses totaled $2.354 billion as of June 30, 2017, down from $2.442 billion as of December 31, 2016. The decline in loans was primarily due to the decline in balances from mortgage warehouse lending programs through participation arrangements, the sale of approximately half of the company’s remaining student loan portfolio, and the amortization of residential real estate loans. Core C&I and CRE loans remained relatively flat.

Securities available for sale were $316.463 million at June 30, 2017 compared to $317.443 million at December 31, 2016. Total securities as a percentage of the company’s total assets were 10% at June 30, 2017.

Total assets were $3.176 billion at June 30, 2017 compared to $3.267 billion at December 31, 2016. Total deposits were $2.639 billion at June 30, 2017 compared to $2.572 billion at December 31, 2016.

Asset and Credit Quality

At June 30, 2017, the ratio of nonperforming assets to total assets was 0.90% and the ratio of nonperforming loans to gross loans was 0.99%. The ratio of the company’s allowance for loan losses to nonaccrual loans was 72%. Net charge-offs as a percentage of average loans were 0.21% for the six months ended June 30, 2017. The company’s allowance for loan losses as a percentage of gross loans was 0.72% at June 30, 2017. Allowance for loan losses plus remaining discounts (fair value adjustments) on acquired loans as a percentage of total loans was 0.99%1 as of June 30, 2017.

Capital and Shareholder Value Measures

The company’s capital strength was reflected in ratios that were well above regulatory standards for "well- capitalized" bank holding companies, with a common equity Tier 1 capital ratio of 13.04%, a Tier 1 leverage ratio of 11.78%, a Tier 1 risk-based capital ratio of 13.14%, and a total risk-based capital ratio of 14.07% at June 30, 2017. Xenith Bank had a common equity Tier 1 capital ratio of 12.19%, a Tier 1 leverage ratio of 10.91%, a Tier 1 risk-based capital ratio of 12.19%, and a total risk-based capital ratio of 12.82% at June 30, 2017.

Total shareholders' equity was $478.781 million at June 30, 2017 compared to $463.638 million at December 31, 2016. Tangible book value was $19.34 per share of common stock at June 30, 2017 compared to $18.72 at December 31, 2016. Return on average assets was 0.79% (0.93%1 excluding merger-related costs) for the second quarter of 2017 and 0.71% (0.73%1 excluding merger-related costs) for the first quarter of 2017. Return on average common equity was 5.28% (6.22%1 excluding merger-related costs) for the second quarter 2017, up from 4.90% (5.03%1 excluding merger-related costs) for the first quarter of 2017.

Layfield concluded: “As I said earlier, the big news this quarter was our announcement to combine forces with Union to help create the pre-eminent banking franchise in Virginia. As I paraphrase what John Asbury, President and Chief Executive Officer of Union, said in Union’s press release last week, we believe this strategic combination provides Union with the growth, scale and synergies to deliver best-in-class customer experiences, offer superior financial services, provide rewarding experiences for employees, and generate top-tier financial performance for shareholders. I agree and would add that I, too, am enthusiastic about the prospects of the combined company as the only true regional bank headquartered in the Commonwealth of Virginia with a statewide franchise operating in some of the strongest and most diversified economies in the United States. As merger planning progresses, we remain focused on the dual tasks of starting the integration planning work with Union and the day-to-day management of the bank, building on the significant progress we have made since our merger with legacy Xenith Bankshares in July 2016. I am confident we will accomplish both objectives.”

Profile

Xenith Bankshares, Inc. (the “company” or “Xenith”) is the holding company for Xenith Bank, a full-service commercial bank headquartered in Richmond, Virginia. Xenith Bank specifically targets the banking needs of middle market and small businesses, local real estate developers and investors, and retail banking clients. The company also offers marine finance floorplan and end-user products through its Shore Premier Finance division. Xenith Bank’s regional area of operations spans from greater Baltimore, Maryland to Raleigh and eastern North Carolina, complementing its significant presence in Greater Washington, D.C., Greater Richmond, Virginia, Greater Hampton Roads, Virginia and on the Eastern Shore of Maryland and Virginia. Xenith Bank has 41 full-service branches and two loan production offices located across these areas with its headquarters centrally located in Richmond. The company’s common stock trades on The NASDAQ Stock Market under the symbol “XBKS.”

Additional information about the company and its subsidiaries can be found at www.xenithbank.com.

Additional Information and Where to Find It

In connection with the proposed merger, Union will file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 to register the shares of Union common stock to be issued to the shareholders of Xenith. The registration statement will include a joint proxy statement of Union and Xenith and a prospectus of Union. A definitive joint proxy statement/prospectus will be sent to the shareholders of Union and Xenith seeking their approval of the merger and related matters. This release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. Before making any voting or investment decision, investors and shareholders of Union and Xenith are urged to read carefully the entire registration statement and joint proxy statement/prospectus when they become available, including any amendments thereto, because they will contain important information about the proposed transaction. Free copies of these documents may be obtained as described below.

Investors and shareholders of both companies are urged to read the registration statement on Form S-4 and the joint proxy statement/prospectus included within the registration statement and any other relevant documents to be filed with the SEC in connection with the merger because they will contain important information about Union, Xenith and the proposed transaction. Investors and shareholders of both companies are urged to review carefully and consider all public filings by Union and Xenith with the SEC, including but not limited to their Annual Reports on Form 10-K, their proxy statements, their Quarterly Reports on Form 10-Q, and their Current Reports on Form 8-K. Investors and shareholders may obtain free copies of these documents through the website maintained by the SEC at www.sec.gov. Free copies of the joint proxy statement/prospectus and other documents filed with the SEC also may be obtained by directing a request by telephone or mail to Union Bankshares Corporation, 1051 East Cary Street, Suite 1200, Richmond, VA  23219, Attention: Investor Relations (telephone: (804) 633-5031), or Xenith Bankshares, Inc., 901 E. Cary Street Richmond, Virginia, 23219, Attention: Thomas W. Osgood (telephone: (804) 433-2200), or by accessing Union’s website at www.bankatunion.com under “Investor Relations” or Xenith’s website at www.xenithbank.com under “Investor Relations” under “About Us.” The information on Union’s and Xenith’s website is not, and shall not be deemed to be, a part of this release or incorporated into other filings either company makes with the SEC.

Union and Xenith and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Union and/or Xenith in connection with the merger. Information about the directors and executive officers of Union is set forth in the proxy statement for Union’s 2017 annual meeting of shareholders filed with the SEC on March 21, 2017. Information about the directors and executive officers of Xenith is set forth in Xenith’s Annual Report on Form 10-K, as amended, filed with the SEC on May 1, 2017. Additional information regarding the interests of these participants and other persons who may be deemed participants in the merger may be obtained by reading the joint proxy statement/prospectus regarding the merger when it becomes available. Free copies of these documents may be obtained as described above.

Caution About Forward-Looking Statements

All statements other than statements of historical facts contained in this press release are forward-looking statements. Forward-looking statements made in this press release reflect beliefs, assumptions and expectations of future events or results, taking into account the information currently available to Xenith. These beliefs, assumptions and expectations may change as a result of many possible events, circumstances or factors, not all of which are currently known to Xenith. If a change occurs, Xenith’s business, financial condition, liquidity, results of operations and prospects may vary materially from those expressed in, or implied by, the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Factors include among others: the possibility that any of the anticipated benefits of the merger with Union will not be realized or will not be realized within the expected time period, the businesses of Xenith and Union may not be integrated successfully or such integration may be more difficult, time-consuming or more costly than expected, the expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected timeframe, revenues following the merger may be lower than expected, customer and employee relationships and business operations may be disrupted by the merger, or obtaining required regulatory and shareholder approvals, or completing the merger in the expected timeframe may be more difficult, time-consuming or costly than expected; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestitures; economic conditions; the inability to realize deferred tax assets within expected time frames or at all; and the impact, extent and timing of technological changes, capital management activities and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms; and the risks discussed in Xenith’s public filings with the Securities and Exchange Commission, including those outlined under “Risk Factors” in Xenith’s Annual Report on Form 10-K for the year ended December 31, 2016. Except as required by applicable law or regulations, Xenith does not undertake, and specifically disclaims any obligation, to update or revise any forward-looking statement.

1 Please see the discussion of non-GAAP financial measures at the end of the financial tables.

-Selected Financial Tables Follow-

Xenith Bankshares, Inc.
Consolidated Balance Sheets
(unaudited)
(in thousands, except share data)	June 30, 2017	December 31, 2016
Assets
Cash and due from banks	$15,812	$18,825
Interest-bearing deposits in other banks	5,043	4,797
Overnight funds sold and due from Federal Reserve Bank	129,085	103,372
Investment securities available for sale, at fair value	316,463	317,443
Restricted equity securities, at cost	17,341	24,313
Loans	2,370,594	2,464,056
Allowance for loan losses	(17,027)	(21,940)
Net loans	2,353,567	2,442,116
Premises and equipment, net	55,607	56,996
Interest receivable	7,771	8,806
Other real estate owned and repossessed assets,
net of valuation allowance	5,083	5,345
Goodwill	26,931	26,931
Core deposit intangible, net	3,524	3,787
Net deferred tax assets, net of valuation allowance	151,638	157,825
Bank-owned life insurance	73,004	72,104
Other assets	15,592	13,969
Assets of discontinued operations	—	10,563
Totals assets	$3,176,461	$3,267,192
Liabilities and Shareholders' Equity
Deposits:
Noninterest-bearing demand	$515,632	$501,678
Interest-bearing:
Demand and money market	1,238,005	1,113,453
Savings	91,646	86,739
Time deposits Less than $250	721,548	785,303
Time deposits $250 or more	72,358	84,797
Total deposits	2,639,189	2,571,970
Federal Home Loan Bank borrowings	—	172,000
Other borrowings	39,066	38,813
Interest payable	737	829
Other liabilities	18,006	19,093
Liabilities of discontinued operations	682	849
Total liabilities	2,697,680	2,803,554
Commitments and contingencies
Shareholders' equity:
Preferred stock, 1,000,000 shares authorized; none issued
and outstanding	—	—
Common stock, $0.01 par value; 1,000,000,000 shares
authorized; 23,180,902 and 23,123,518 shares issued
and outstanding on June 30, 2017 and December 31, 2016, respectively	232	231
Capital surplus	712,640	710,916
Accumulated deficit	(233,409)	(245,538)
Accumulated other comprehensive income, net of tax	(682)	(2,428)
Total shareholders' equity before non-controlling interest	478,781	463,181
Non-controlling interest of discontinued operations	—	457
Total shareholders' equity	478,781	463,638
Total liabilities and shareholders' equity	$3,176,461	$3,267,192

Xenith Bankshares, Inc.
Consolidated Statements of Income
(unaudited)	Three Months Ended			Six Months Ended
(in thousands)	June 30, 2017	June 30, 2016	March 31, 2017	June 30, 2017	June 30, 2016
Interest Income
Loans, including fees	$27,150	$16,700	$27,359	$54,509	$33,284
Investment securities	2,196	1,364	2,068	4,265	2,713
Overnight funds sold and deposits in other banks	240	38	236	476	83
Total interest income	29,586	18,102	29,663	59,250	36,080
Interest Expense
Deposits:
Demand	1,676	838	1,584	3,260	1,683
Savings	61	24	56	117	40
Time deposits	2,307	1,712	2,319	4,626	3,577
Interest on deposits	4,044	2,574	3,959	8,003	5,300
Federal Home Loan Bank borrowings	123	66	173	295	84
Other borrowings	709	499	680	1,390	972
Total interest expense	4,876	3,139	4,812	9,688	6,356
Net interest income	24,710	14,963	24,851	49,562	29,724
Provision for loan losses	—	45	9	9	19
Net interest income after provision for loan losses	24,710	14,918	24,842	49,553	29,705
Noninterest Income
Service charges on deposit accounts	1,143	1,118	1,160	2,303	2,256
Earnings from bank-owned life insurance	425	302	476	900	651
Gain on sale of loans	19	—	19	38	—
Gain on sale of investment securities available for sale	—	15	—	—	15
Visa check card income	840	707	753	1,593	1,348
Other	1,393	468	724	2,118	853
Total noninterest income	3,820	2,610	3,132	6,952	5,123
Noninterest Expense
Salaries and employee benefits	9,784	7,339	10,487	20,271	15,110
Professional and consultant fees	623	539	1,339	1,962	1,123
Occupancy	1,803	1,417	1,981	3,784	2,834
FDIC insurance	420	431	729	1,150	845
Data processing and technology	1,516	1,334	1,026	2,542	2,538
Problem loan and repossessed asset costs	208	101	99	307	201
Impairments and (gains) and losses on sales of other real estate owned and repossessed assets, net	42	(396)	70	111	(573)
Equipment	393	220	334	727	504
Board fees	115	394	131	246	640
Advertising and marketing	285	55	224	509	106
Merger-related	1,715	1,077	250	1,965	2,646
Other	2,534	1,837	2,861	5,396	3,906
Total noninterest expense	19,438	14,348	19,531	38,970	29,880
Income from continuing operations before provision for income taxes	9,092	3,180	8,443	17,535	4,948
Provision for income taxes - continuing operations	2,840	1,312	2,704	5,545	2,047
Net income from continuing operations	6,252	1,868	5,739	11,990	2,901
Net income (loss) from discontinued operations before provision for income taxes	20	1,319	(255)	(235)	1,889
(Benefit) provision for income taxes - discontinued operations	(4)	20	(56)	(61)	35
Net income (loss) from discontinued operations attributable to non-controlling interest	8	544	(123)	(115)	750
Net income (loss) from discontinued operations	16	755	(76)	(59)	1,104
Net income attributable to Xenith Bankshares, Inc.	$6,268	$2,623	$5,663	$11,931	$4,005

CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)
($ in thousands, except per share data)
PERFORMANCE MEASURES
	Quarter Ended					Year Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	December 31,
	2017	2017	2016	2016	2016	2016
Net interest margin (1)	3.52%	3.49%	3.27%	3.59%	3.29%	3.38%
Return on average assets (2)	0.79%	0.71%	0.62%	6.67%	0.51%	2.22%
Return on average common equity (3)	5.28%	4.90%	4.42%	51.42%	3.56%	15.98%
Efficiency ratio (4)	68%	70%	68%	126%	82%	92%
Efficiency ratio, excluding merger-related costs (5)	62%	69%	63%	76%	76%	73%
Accretion of acquired loan discounts	$1,021	1,015	1,411	1,509	-	2,920
Income (loss) from continuing operations before income taxes	$9,092	8,443	8,177	(17,339)	3,181	(4,214)
Net income	$6,268	5,663	5,173	47,864	2,623	57,042
Earnings per common share (basic)-continuing operations (6)	$0.27	0.25	0.22	2.26	0.11	2.82
Earnings per common share (diluted)-continuing operations (6)	$0.27	0.25	0.22	2.25	0.11	2.81
Earnings per common share (basic)-discontinued operations (6)	$-	-	-	0.02	0.04	0.08
Earnings per common share (diluted)-discontinued operations (6)	$-	-	-	0.02	0.04	0.08
Earnings per common share (basic) (6)	$0.27	0.24	0.22	2.28	0.15	2.90
Earnings per common share (diluted) (6)	$0.27	0.24	0.22	2.27	0.15	2.89
______________________________
(1) Net interest margin is net interest income (from continuing and discontinued operations) divided by average interest-earning assets. For the purposes of this calculation, tax-exempt interest income from tax-exempt municipal securities is computed on a taxable-equivalent yield basis.
(2) Return on average assets is net income for the respective period (annualized for quarter periods) divided by average assets for the respective period.
(3) Return on average common equity is net income for the respective period (annualized for quarter periods) divided by average common equity (excluding non-controlling interest) for the respective period.
(4) Efficiency ratio is noninterest expense divided by the sum of net interest income and noninterest income from continuing operations.
(5) Ratio is a non-GAAP financial measure calculated as noninterest expense less merger-related costs divided by the sum of net interest income and noninterest income. See discussion of non-GAAP financial measures below.
(6) The Company completed a 1-for10 reverse stock split on December 13, 2016. Per share data for periods prior to the date of the reverse stock split have been adjusted and are presented on a comparative basis.

ASSET QUALITY MEASURES	Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2017	2017	2016	2016	2016
Net charge-offs as a percentage of average loans (year to date)	0.21%	0.15%	0.65%	0.01%	-0.43%
Allowance for loan losses (ALL) as a percentage of loans (1)	0.72%	0.78%	0.89%	1.37%	1.47%
ALL plus remaining discounts on acquired loans as a percentage of gross loans (2)	0.99%	1.10%	1.25%	1.77%	1.47%
ALL to nonaccrual loans (1)	72.45%	69.81%	67.78%	77.65%	76.50%
Nonperforming loans as a percentage of gross loans	0.99%	1.11%	1.31%	1.76%	1.92%
Nonperforming assets as a percentage of total assets	0.90%	0.98%	1.15%	1.50%	1.66%
Troubled debt restructurings	$26,320	28,159	28,872	28,981	29,812
______________________________
(1) ALL excludes discounts (fair value adjustments) on acquired loans.
(2) Ratio is a non-GAAP financial measure calculated as the sum of ALL and discounts (fair value adjustments) on acquired loans divided by the sum of gross loans and discounts on loans. See discussion of non-GAAP financial measures below.

CAPITAL MEASURES	Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2017	2017	2016	2016	2016
Common Equity Tier 1 capital ratio - Consolidated	13.04%	12.76%	12.15%	12.14%	14.52%
Common Equity Tier 1 capital ratio - Bank only	12.19%	11.93%	11.25%	11.20%	14.60%
Tier 1 risk-based capital ratio - Consolidated	13.14%	12.86%	12.15%	12.14%	14.93%
Tier 1 risk-based capital ratio - Bank only	12.19%	11.93%	11.25%	11.20%	14.60%
Total risk-based capital ratio - Consolidated	14.07%	13.85%	13.23%	13.62%	16.19%
Total risk-based capital ratio - Bank only	12.82%	12.61%	12.03%	12.39%	15.87%
Tier 1 leverage ratio - Consolidated	11.78%	11.17%	10.74%	12.50%	13.16%
Tier 1 leverage ratio - Bank only	10.91%	10.35%	9.93%	11.55%	12.76%
Book value per common share (1) (2)	$20.65	$20.32	20.05	20.15	17.37
Tangible book value per common share (2) (3)	$19.34	$19.00	18.72	18.84	17.37
______________________________
(1) Book value per common share is total shareholders' equity divided by common shares outstanding at the end of the respective period.
(2) The Company completed a 1-for10 reverse stock split on December 13, 2016. Per share data for periods prior to the date of the reverse stock split have been adjusted and are presented on a comparative basis.
(3) Tangible book value per common share is total shareholders' equity less goodwill and intangible assets, net divided by common shares outstanding at the end of the respective period.

AVERAGE BALANCES	Quarter Ended					Year Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	December 31,
	2017	2017	2016	2016	2016	2016
Total assets (1)	$3,172,843	3,247,129	3,320,516	2,854,920	2,053,285	2,568,744
Interest-earning assets (1)	$2,833,702	2,900,544	2,956,592	2,573,181	1,849,152	2,296,457
Interest-bearing liabilities (1)	$2,163,472	2,262,635	2,311,586	2,031,105	1,441,260	1,806,835
Loans, net of allowance for loan losses (1)	$2,359,409	2,398,848	2,418,825	2,117,627	1,591,399	1,891,345
Total deposits (1)	$2,585,973	2,611,528	2,604,622	2,298,600	1,670,289	2,065,933
Shareholders' equity (1)	$476,393	469,344	466,254	371,007	296,897	357,552
Common shares outstanding - diluted (2)	23,492,798	23,407,469	23,196,438	21,120,850	17,273,424	19,753,969
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(1) Average balances are computed on a daily basis.
(2) Common shares outstanding are computed on a weighted average and fully diluted basis.

END OF PERIOD BALANCES	Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2017	2017	2016	2016	2016
Total assets	$3,176,461	3,198,580	3,267,192	3,325,467	2,092,448
Loans, net of allowance for loan losses	$2,353,567	2,338,533	2,442,116	2,437,302	1,538,019
Total deposits	$2,639,189	2,619,643	2,571,970	2,586,608	1,643,759
Shareholders' equity	$478,781	470,492	463,638	464,956	297,900

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

	Quarter Ended		Six Months Ended
Earnings per common share effect of merger-related costs	June 30, 2017	March 31, 2017	June 30, 2017
Net income	$6,268	5,663	11,931
Add: After-tax merger-related costs
Merger-related costs	$1,715	250	1,965
Tax effect of merger-related costs (1)	$600	88	688
After-tax merger-related costs	$1,115	163	1,277
Net income, excluding after-tax effect of merger-related costs	$7,383	5,826	13,208
Weighted average shares outstanding, diluted (in thousands)	23,493	23,407	23,451
Earnings per common share, excluding merger-related costs (diluted)	$0.31	0.25	0.56
Earnings per common share (diluted)	$0.27	0.25	0.51
Earnings per common share effect of merger-related costs (diluted)	$0.04	-	0.05
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(1) Assumes an incremental tax rate of 35% for all periods presented.

	Quarter Ended
Return on average assets and return on average common equity, excluding merger-related costs	June 30, 2017	March 31, 2017
Net income	$6,268	5,663
Add: After-tax merger-related costs
Merger-related costs	$1,715	250
Tax effect of merger-related costs (1)	$600	88
After-tax merger-related costs	$1,115	162
Net income, excluding after-tax effect of merger-related costs	$7,383	5,825
Average assets	$3,172,843	3,247,129
Return on average assets, excluding merger-related costs (annualized)	0.93%	0.73%
Average common equity	$476,393	469,344
Return on average common equity, excluding merger-related costs (annualized)	6.22%	5.03%
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(1) Assumes an incremental tax rate of 35%.

	Quarter Ended
Efficiency ratio, excluding merger-related costs (continuing operations)	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
Noninterest expense	$19,438	19,532	18,461	32,535	14,349
Less: Merger-related costs	$1,715	250	1,162	12,910	1,077
Noninterest expense, excluding merger-related costs	$17,723	19,282	17,299	19,625	13,272
Net interest income	$24,710	24,852	24,134	23,011	14,963
Noninterest income	$3,820	3,132	3,130	2,870	2,611
Efficiency ratio, excluding merger-related costs	62%	69%	63%	76%	76%

	Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2017	2017	2016	2016	2016
Fair Value Adjusted ALL/ Gross Loans
Allowance for loan losses	$17,027	18,275	21,940	33,730	22,903
Add: Discounts (fair value adjustments) on acquired loans	$6,472	7,715	9,030	10,075	-
Total fair value adjusted ALL	$23,499	25,990	30,970	43,805	22,903
Gross loans + discounts (fair value adjustments) on acquired loans	$2,377,066	2,364,523	2,473,086	2,481,107	1,560,922
Fair value adjusted ALL/gross loans	0.99%	1.10%	1.25%	1.77%	1.47%
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Return on average assets and return on average common equity, excluding merger-related costs, efficiency ratio, excluding merger-related costs, and earnings per common share effect of merger-related costs, are non-GAAP financial measures.  Supplemental non-GAAP financial measures are not required by or presented in accordance with GAAP. Management believes these measures are meaningful as they present the performance of the Company without merger costs that are nonrecurring and would not be incurred if the Company had not consummated the merger with Xenith Bankshares, Inc. (July 29, 2016) or the Company were not expecting to be merged with Union Bankshares, Inc. (announced on May 22, 2017). Allowance for loan losses (ALL) plus discounts on acquired loans as a percentage of gross loans is a supplemental financial measures that is not required by or presented in accordance with GAAP. Management believes the fair value adjusted ALL as a percentage of gross loans is meaningful because it is a measure management uses to assess asset quality. Set forth above are calculations of each of these non-GAAP financial measures. Calculations of these non-GAAP financial measures may not be comparable to the calculation of similarly titled measures reported by other companies.

Contact:

Thomas W. Osgood
Executive Vice President, Chief Financial Officer,
Chief Administrative Officer and Treasurer
(804) 433-2209
tosgood@xenithbank.com